Exhibit 99.1

Agile Therapeutics to Present Additional Phase 3 Data at the 73rd Annual Congress of the American Society for Reproductive Medicine

PRINCETON, NJ, September 07, 2017 - Agile Therapeutics, Inc., (NASDAQ:AGRX), a women’s healthcare company, today announced that an abstract presenting data from the Phase 3 SECURE study of its investigational low-dose combined hormonal contraceptive patch (AG200-15) has been selected for an oral presentation during the American Society for Reproductive Medicine (ASRM) Annual Congress being held October 28th — November 1st, 2017 in San Antonio, TX. The abstract, titled “Selected Efficacy And Bleeding/Spotting Outcomes From The SECURE Trial: A Phase 3 Study Of AG200-15, An Investigational Weekly Transdermal Contraceptive Patch,” will be available in the September 2017 issue of Fertility and Sterility and online at www.fertstert.org.

The SECURE study evaluated the safety and efficacy of the investigational transdermal contraceptive patch AG200-15, known as Twirla®, in a diverse, real-world population of women reflective of current weight trends in the United States. The presentation will include efficacy and safety findings for the overall population and pre-specified body mass index (BMI) categories, in addition to results on the bleeding profile not previously reported.

About Agile Therapeutics

Agile Therapeutics is a forward-thinking women’s healthcare company dedicated to fulfilling the unmet health needs of today’s women. Our product candidates are designed to provide women with contraceptive options that offer freedom from taking a daily pill, without committing to a longer-acting method. Our lead product candidate, Twirla®, (ethinyl estradiol and levonorgestrel transdermal system), also known as AG200-15, is a once-weekly prescription contraceptive patch that recently completed Phase 3 trials. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to provide advantages over currently available patches and is intended to optimize patch adhesion and patient wearability. For more information, please visit the company website at www.agiletherapeutics.com. Follow Agile on social media: @agilether. The company may occasionally disseminate material, nonpublic information on the company website.

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Source:  Agile Therapeutics

Contact:  Mary Coleman

Agile Therapeutics, Inc.

609-356-1921